Exhibit 19.1

Insider Trading Policy
Amended and Restated as of December 11, 2024.

1.Introduction

This Insider Trading Policy applies to all employees of the Company, all members of the Board, and any other persons a Compliance Oﬃcer determines should be subject to this Policy (collectively, “Covered Persons”). This Policy is designed to prevent insider trading and to assist Covered Persons in complying with their obligations under federal securities laws. Covered Persons are responsible for understanding and complying with this Policy. Capitalized terms used in this Policy are deﬁned in Section 12 “Deﬁnitions”.

2.Prohibition Against Insider Trading

In the course of performing their duties, Covered Persons may have access to material, nonpublic information about the Company and the Company’s existing or potential business partners. The section entitled “Restricted Transactions” provides important details about the types of transactions covered by this Policy.

Except as speciﬁcally permitted in Section 5 “Limited Exceptions,” this Policy prohibits Covered Persons, and their Related Parties, from:

•Purchasing, selling, or otherwise trading in APi Group Securities while in possession of material, nonpublic information.

•Communicating, recommending, or “tipping” material, nonpublic information to others so that they may transact in APi Group Securities based on that information.

•Donating APi Group Securities while in possession of material, nonpublic information, if the donor knows, or should know, that the recipient will sell the Securities before the material, nonpublic information is publicly disclosed.

•Purchasing, selling, or otherwise trading in Securities of any other publicly traded company based on material, nonpublic information about that company that a Covered Person obtains by virtue of their position at the Company, or communicating, recommending, or “tipping” such information to others so that they may transact in that company’s securities.

•Short sales of APi Group Securities.

•Engaging in hedging transactions with respect to APi Group Securities.
•Placing APi Group Securities in a margin account or pledging APi Group Securities as collateral for a loan, unless properly pre-approved by a Compliance Oﬃcer.

Material, nonpublic information means any information that is not generally known by or available to the public and that a reasonable investor would consider important in deciding whether to buy, sell or hold a publicly traded company’s Securities.

3.Material Nonpublic Information

Public Disclosure. Information is considered nonpublic until it has been eﬀectively disclosed to the public by the applicable company and there has been time for the market as a whole to assimilate that information. Examples of eﬀective disclosure include ﬁlings with the Securities and Exchange Commission, press releases, broadly accessible meetings with members of the press and the public, and conference calls or webcasts that are open to the public.

Materiality. Any information that a reasonable investor would consider important in deciding whether to buy, sell or hold a publicly traded company’s Securities is material. Any information that could be expected to aﬀect a company’s stock price, whether it is positive or negative, should be considered material. For examples of types of information that can be material, see Annex A.

4.Restricted Transactions

Transactions in APi Group Securities. When a Covered Person is aware of material, nonpublic information about the Company, the Covered Person and any Related Parties may not:

•Purchase, sell, or otherwise trade in APi Group Securities.
•Advise others to buy, hold or sell APi Group Securities.
•Disclose the information to anyone else who might then trade (“tip”).
•Donate APi Group Securities, if the donor knows, or should know, that the recipient will sell the Securities before the material, nonpublic information is publicly disclosed.
•Assist anyone in any of these activities.

Transactions that may be necessary or justiﬁable for independent reasons (such as the need to raise money for an emergency) are not an exception to the prohibition on insider trading.

Transaction in the Securities of Other Companies. From time to time as a result of their jobs, Covered Persons also may learn material, nonpublic information about other companies. This may include the Company’s existing or potential customers, suppliers, acquisition targets or competitors. Prohibitions against insider trading apply equally to transactions in those companies’ Securities while the Covered Person is in possession of material, nonpublic

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information about the other company. Please remember that information may be material to a supplier or another company even if it is not material to the Company.

Short Sales. Short selling is the act of borrowing securities to sell with the expectation of the price dropping and the intent of buying the securities back at a lower price to replace the borrowed securities. Covered Persons, regardless of whether or not they are aware of material, nonpublic information about the Company, may not engage in short sales of APi Group Securities. Transactions in certain put and call options for APi Group Securities may in some instances constitute a short sale.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow such person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. Therefore, Covered Persons are prohibited from engaging in any such transactions in APi Group Securities.

Margin Account and Pledged Securities. Securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in APi Group Securities, Covered Persons should take special precautions when placing APi Group Securities in a margin account or when pledging APi Group Securities as collateral for a loan. In order for the Company to comply with its securities disclosure requirements and to ensure that margin accounts are structured in a manner to minimize inside trading concerns, any Covered Person who wishes to place APi Group Securities in a margin account or pledge APi Group Securities as collateral for a loan should provide a Compliance Oﬃcer written notice of his or her intent to margin or pledge APi Group Securities, accompanied by a copy of the proposed documentation, at least two business days prior to the margin or pledge.

5.Limited Exceptions

Restricted Stock Awards. This Policy does not apply to (i) the vesting of restricted stock or restricted stock units or (ii) the exercise of a tax withholding right pursuant to which a Covered Person elects to have the Company withhold shares of stock to satisfy tax withholding requirements. This Policy does apply, however, to any market sale of restricted stock, including a sale for the purpose of generating the cash needed to pay the exercise price of an option or the tax withholding requirements.

Beneﬁt Plans. This Policy does not apply to acquisitions or dispositions of Company common stock under the Company’s 401(k), employee stock purchase plan, or other deferred compensation plans, which are permitted by such plans and made pursuant to standing

Insider Trading Policy

instructions not entered into or modiﬁed while the Covered Person is aware of material nonpublic information.

Rule 10b5-1 Plans. Company Policy permits Covered Persons to trade in APi Group Securities, regardless of their awareness of material nonpublic information, if the transaction is made pursuant to a pre-approved Rule 10b5-1 Plan. Any proposed adoption, modiﬁcation or termination of a Rule 10b5-1 Plan must be submitted to a Compliance Oﬃcer reasonably in advance of the proposed date for entering into, modifying or terminating the plan, and a Compliance Oﬃcer must approve the adoption, modiﬁcation or termination before it becomes eﬀective. In connection with any Rule 10b5-1 Plan or similar arrangement, Covered Persons with Access must comply with additional restrictions with respect trading windows and preclearance requirements set forth in Annex B to this Policy.

Gifts. Bona ﬁde gifts of Securities are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Securities while the Covered Person is aware of material, nonpublic information about the Company. In connection with any gifts of APi Securities, Covered Persons with Access must comply with additional restrictions with respect to trading windows and preclearance requirements set forth in Annex B to this Policy.

Mutual Funds. This Policy does not apply to the purchase, sale or holding of an interest in a publicly traded mutual fund or other collective investment vehicle (e.g., an exchange traded fund), even if the fund holds or trades in APi Group Securities, so long as the fund (1) is publicly traded and widely held, (2) is broad-based and diversiﬁed, and (3) has investment discretion for fund investments exercised by an independent third party.

Other Exceptions. Any other exception from this Policy must be approved by a Compliance Oﬃcer, in consultation with the Board or the Audit Committee of the Board, or its designated chair.

6.Additional Rules for Covered Persons with Access

If you are a Covered Person with Access, as deﬁned in this Policy, then you are subject to the additional trading windows and preclearance requirements set forth in Annex B to this Policy.

7.Applicability of this Policy to Related Parties

You are responsible for transactions by your Related Parties that may be prohibited by this Policy, and therefore you should make them aware of the need to confer with you before they trade in APi Group Securities. You should treat all such transactions for the purposes of this Policy as if the transactions were for your own account. For example, (i) a Related Party of a Covered Person may not purchase APi Group Securities while the Covered Person is in possession of material, nonpublic information, even if the Covered Person does not actually “tip” the Related Party regarding such information, and (ii) a Related Party of a Covered Person with Access is subject to

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the preclearance and trading window restrictions set forth in Annex B to this Policy. This Policy does not, however, apply to transactions by Related Parties where the purchase or sale decision is made by a third party not controlled by, inﬂuenced by or related to a Covered Person or Related Party.

8.Applicability of this Policy to Former Covered Persons

This Policy’s prohibitions against insider trading will continue to apply to transactions in APi Group Securities by former Covered Persons and their Related Parties as follows: if a Covered Person is aware of material non-public information when his or her employment, director or other relationship terminates, the Covered Person and their Related Parties will remain subject to the prohibitions against insider trading until that information has become public or is no longer material.

9.Reporting Violations

Any Covered Person who becomes aware of a violation of this Policy should report such violation to their supervisor or a Compliance Oﬃcer.

10.Administration and Compliance Review

This Policy is administered by one or more designated Compliance Oﬃcers. Whenever a Covered Person has any questions about a transaction or compliance with this Policy or seeks an exception from this Policy, they should consult with a Compliance Oﬃcer before the transaction takes place. Although their advice should not be considered investment advice, legal advice or a guarantee that no liability will arise, all decisions by Compliance Oﬃcers with respect to this Policy will be ﬁnal.

11.Penalties for Insider Trading

A Covered Person’s failure to comply with this Policy may subject the Covered Person to Company-imposed sanctions, including dismissal, regardless of whether or not the Covered Person’s failure to comply with this Policy results in a violation of law. In addition, Covered Persons who engage in insider trading (i) could be subject to criminal prosecution, including

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imprisonment, and civil actions, including disgorgement of proﬁts, ﬁnes and damages, and (ii) may subject the Company and its managers to civil and criminal liability.

12.Deﬁnitions

“APi Group” means APi Group Corporation.

“Board” means the Board of Directors of APi Group.

“Company” means APi Group Corporation and its subsidiaries.

“Compliance Oﬃcer” means APi Group’s General Counsel or any other person designated by the Audit Committee of the Board to administer this Policy.

“Covered Persons” means those persons identiﬁed in the Introduction part of this Policy.

“Covered Persons with Access” means persons who (i) are members of the Board, (ii) Reporting Oﬃcers, or (iii) because of their position with the Company, have regular access to material, nonpublic information and are designated from time to time and informed of such status by a Compliance Oﬃcer.

“Policy” means this Insider Trading Policy.

“Related Party” means, with respect to any Covered Person:

•immediate family members (i.e., spouse, domestic partner, minor or adult children, parents, grandparents, grandchildren, siblings and in-laws) who live with the Covered Person or use the Covered Person’s address as their regular address.

•all corporations, partnerships, trusts or other entities (other than the Company) controlled by any Covered Person, unless the entity has implemented policies or procedures designed to ensure that such person cannot inﬂuence transactions by the entity involving APi Group Securities.

“Reporting Oﬃcer” means oﬃcers of the Company who are subject to the reporting provisions and the trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended.

“Rule 10b5-1 Plan” means a pre-arranged written plan that was entered into when the Covered Person was not in possession of material, nonpublic information, provided that such plan is (i) written, (ii) speciﬁes the amount of, date(s) on, and price(s) at which the securities are to be traded, or establishes a formula for determining such items, (iii) complies with all of the conditions set forth in Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended, including any mandatory “cooling oﬀ” periods, restrictions on overlapping plans, and requirements that these plans must be entered into, operated, amended, and terminated in good faith, and (iv) receives prior approval from a Compliance Oﬃcer.

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“Securities” includes common stock, preferred stock, warrants and options to purchase common stock, debt, and any other type of security that a company may issue or that relates to the company’s securities (such as put or call options or other publicly traded derivative securities).

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Insider Trading Policy

Annex A

APi GROUP CORPORATION INSIDER TRADING POLICY

Examples of some types of information that can be material are:
•Financial performance, including quarterly and year-end earnings and signiﬁcant changes in ﬁnancial performance, outlook or liquidity;
•Guidance on earnings estimates;
•Planned or potential mergers, acquisitions, tender oﬀers, joint ventures, or the divestiture of signiﬁcant assets, subsidiaries or business units;
•Projections;
•Events regarding a publicly traded company’s Securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities or information related to any additional funding);
•Signiﬁcant cyber security events or breaches, including data breaches;
•Signiﬁcant planned or potential changes in the debt or capital structure;
•Developments on signiﬁcant projects, or the acquisition or loss of a contract or key customer);
•Planned changes in key leadership positions;
•Actual or threatened major litigation or the resolution of such litigation;
•Changes in auditors or auditor notiﬁcation that the issuer may no longer rely on an audit report; and
•Bankruptcies or receiverships.
This list is for illustrative purposes only and is not an exhaustive list of all types of material information. Investigators will scrutinize a questionable trade after the fact with the beneﬁt of hindsight, so if information is not clearly immaterial or already public you should always err on the side of deciding that information is material, nonpublic information and not trade.
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Annex B

APi GROUP CORPORATION INSIDER TRADING POLICY

Scope and Deﬁned Terms

The additional restrictions in this Annex apply to Covered Persons with Access. Capitalized terms in this Annex that are not otherwise deﬁned have the meaning given to them in the Policy.

Trading Windows

Subject to being pre-cleared by a Compliance Oﬃcer, Covered Persons with Access, may buy, sell or otherwise trade in APi Group Securities, and may enter into or, if permitted under applicable law, modify or terminate any Rule 10b5-1 Plans for APi Group Securities, only during speciﬁc times throughout the year, known as “Trading Windows.” The Company’s Trading Windows open no sooner than one full trading day after Company’s widespread public release of quarterly or year-end ﬁnancial results, and close no later than ten calendar days before the end of the ﬁscal quarter. Covered Persons with Access can ﬁnd details about Trading Window dates on the Company’s intranet site.

In addition, the Company shall, by notice to aﬀected persons, have the right to impose special black-out periods during which aﬀected persons will be prohibited from buying, selling or otherwise eﬀecting trades in any stock or other APi Group Securities, and from entering into, modifying, or terminating any Rule 10b5-1 Plans for APi Group Securities, even though the Trading Window would otherwise be open. The Company would re-open the Trading Window once the information requiring the special blackout period has been publicly disclosed or is no longer material.

Reporting Oﬃcers and Board members are prohibited from trading in APi Group Securities during a blackout period imposed under a retirement, pension or employee stock ownership plan of the Company during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in APi Group Securities due to a temporary suspension of trading by the Company or the plan ﬁduciary.

Rule 10b5-1 Plan Requirements

Covered Persons with Access agree to comply with all applicable laws and Company policies and procedures related to the terms and execution of any Rule 10b5-1 Plan.

Pre-Clearance Requirements

Reporting Oﬃcers and Board members, and other Covered Persons with Access who are identiﬁed from time to time by a Compliance Oﬃcer, must obtain pre-clearance from a Compliance Oﬃcer before entering into any transaction to purchase, sell or gift APi Group

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Securities, or enter into or, if permitted under applicable law, modify or terminate, a Rule 10b5- 1 Plan for APi Group Securities.

Clearance of a proposed transaction, or of the entry into, modiﬁcation or termination of a Rule 10b5-1 Plan, is valid only until the expiration time designated in the pre-clearance response. If the transaction order is not completed, or if the applicable Rule 10b5-1 Plan is not entered into, modiﬁed, or terminated, before the expiration time, clearance of the transaction or Rule 10b5-1 Plan must be re-requested at an appropriate time.

Please note, however, that it is the Covered Person with Access’s sole responsibility to comply with all applicable securities laws. The Company does not undertake any obligation with respect to any person’s securities law compliance by virtue of pre-clearing any particular trade or Rule 10b5-1 Plan, and the Company urges each Covered Person with Access to consult their legal counsel before engaging in transactions or entering into, modifying or terminating any Rule 10b5- 1 Plans to engage in transactions in APi Group Securities.

Exceptions

The quarterly trading restrictions and special black-out trading restrictions do not apply to those transactions to which the Policy does not apply, as described in Section 5 “Limited Exceptions” in the Policy.
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